EX-99 PRESS RELEASE DATED JULY 27, 1998. TITAN ENERGY SHAREHOLDERS APPROVE NAME CHANGE TO POWER EXPLORATION, INC.


FOR IMMEDIATE RELEASE

Titan Energy Shareholders Approve Name Change to Power Exploration, Inc. Shareholders also vote to change company's domicile

TODAY'S DATE -- July 27, 1998

FORT WORTH, Texas, - Titan Energy Corporation (OTCBB: PWRX), announced today that at its Annual Meeting held on July 24, 1998, the company's shareholders voted to amend the corporation's Articles of Incorporation to change its name from Titan Energy Corporation to Power Exploration, Inc. This follows the decision by the board, which was ratified by shareholders, to acquire Power Exploration, Inc. for a total of two million common shares. As previously announced, the company's stock trades under the symbol PWRX on the OTC Bulletin Board. The name change will officially take effect after the completion of necessary filings with the appropriate regulatory agencies, expected within the next 30 days. "This name change not only reflects the company's focus on oil and gas exploration, but also symbolizes a turning point for the company," said Guy Pyron, chief executive officer of Power Exploration. "I am extremely pleased with our progress. as we are now a fully reporting company and are advancing toward our goal of obtaining a listing on the NASDAQ SmallCap Market."

Company Re-Incorporates in Nevada

Separately, the company's shareholders voted to change the company's domicile from the state Colorado to the state of Nevada.

As a result of the change in domicile, the following persons were appointed to the board of directors of Power Exploration., Inc.: M.O. Rife III, Guy Pyron, Jack Gallacher, Joe B. Bennett, and Thom Schliem.

Shareholders approved the proposal to amend the Articles of Incorporation and authorized 50 million shares of common stock at par value of $0.02. The shareholders also approved the proposal to amend the Articles of Incorporation and approved authorization of 10 million non-voting, 8 percent preferred stock.

Safe Harbor Statement

Included in this release are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended. and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable. it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including sales levels, distribution and competition trends and other market factors.

Power Exploration, Inc. is an independent oil and gas company that capitalizes on opportunities in domestic and international energy markets. The company is strategically focused on increasing reserves through innovative exploration capabilities that are facilitated by the application of advanced technology. This allows the company to develop these reserves at a fraction of the cost associated with conventional recovery techniques.


                                       2